Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share

(Unaudited)

Basic Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Weighted average number of common shares outstanding	47,643,694	49,355,296	48,115,666	49,242,808

Net income	$24,184,042	$18,557,490	$63,948,009	$47,263,999

Basic net income per share	$0.51	$0.38	$1.33	$0.96

Diluted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Weighted average number of common shares outstanding	47,643,694	49,355,296	48,115,666	49,242,808

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	846,992	878,908	824,798	773,976

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	14,410	12,970	13,144	11,190

Number of shares for computation of diluted net income per share	48,505,096	50,247,174	48,953,608	50,027,974

Net income	$24,184,042	$18,557,490	$63,948,009	$47,263,999

Diluted net income per share	$0.50	$0.37	$1.31	$0.94